Exhibit 99.1

NEWS RELEASE

Contact:

Ken Golden

Director, Global Public Relations

309-765-5678

Alan Heuberger elected to Deere & Company Board of Directors

MOLINE, Illinois (December 20, 2017) — Deere & Company (NYSE: DE) today announced the election of Alan C. Heuberger to the company’s Board of Directors. Mr. Heuberger is a senior investment manager at BMGI, the office responsible for all non-Microsoft investments for William H. Gates III as well as for the investments of the Bill & Melinda Gates Foundation Trust.  These investments include Deere & Company.

“We look forward to Alan joining the Deere Board of Directors,” said Samuel R. Allen, Deere’s chairman and chief executive officer. “His significant management experience of investments in the agriculture industry is a valuable addition to the Board.”

At BMGI, Heuberger provides oversight on a variety of direct private equity and real asset portfolio investments including the firm’s agriculture investments, which are comprised of farmland, farm production and processing businesses, and various public equity positions including Deere & Company.

Heuberger received a Bachelor of Arts degree in Economics and Mathematics from Claremont McKenna College. He also has earned the Chartered Financial Analyst (CFA) designation.

Deere & Company (www.JohnDeere.com) is a world leader in providing advanced products and services and is committed to the success of customers whose work is linked to the land – those who cultivate, harvest, transform, enrich and build upon the land to meet the world’s dramatically increasing need for food, fuel, shelter and infrastructure.